Exhibit 99.1

BrainStorm Cell Therapeutics Announces Full Year 2024 Financial Results and Provides Corporate Update

Conference call and webcast at 8:30 a.m. Eastern Time today

NEW YORK, March 31, 2025 /PRNewswire/ -- BrainStorm Cell Therapeutics Inc. (NASDAQ: BCLI), a leading developer of adult stem cell therapeutics for neurodegenerative diseases, today announced financial results for the fiscal year ended December 31, 2024, and provided a corporate update.

"2024 was a year of resilience and progress for BrainStorm as the company remained focused on its mission to develop and commercialize innovative therapies for neurodegenerative diseases. We had important accomplishments that reinforced our goal to gain regulatory approval of NurOwn in ALS and we continue to work closely with the FDA to achieve this," said Chaim Lebovits, President and Chief Executive Officer of BrainStorm. "We are now in advanced preparations for the Phase 3b trial of NurOwn, to be conducted in approximately 200 participants with ALS. We have secured an agreement with the FDA on a Special Protocol Assessment (SPA), thereby significantly derisking the regulatory aspects of the program. We are also aligned with the FDA on the Chemistry, Manufacturing, and Controls (CMC) aspects of the trial. We believe that if approved, NurOwn has the potential to make a meaningful difference in the lives of ALS patients, and we are fully committed to executing on our clinical and corporate goals to realize that vision."

Fourth Quarter 2024 and Recent Highlights

•	December 30, 2024: Issued a letter to shareholders summarizing key corporate achievements and strategic priorities for 2025.

NurOwn (MSC-NTF) for ALS

•	December 11, 2024: Hosted a key opinion leader (KOL) webinar featuring Dr. Terry Heiman-Patterson, from the Lewis Katz School of Medicine at Temple University. Dr. Heiman-Patterson discussed the current treatment landscape and advances for patients with ALS (ALS). The replay can be accessed on the corporate website here.

•	November 11, 2024: Announced a strategic partnership with Pluri to support manufacturing for the Phase 3b NurOwn trial, enhancing operational readiness and production capabilities.

•	October 30, 2024: Regained compliance with Nasdaq's minimum bid price requirement, maintaining continued listing on the Nasdaq Capital Market.

•	October 28, 2024: Presented two scientific posters at the 2024 Annual Northeastern Amyotrophic Lateral Sclerosis (NEALS) Meeting. The first poster highlighted findings from the Expanded Access Program (EAP) for NurOwn, showing a statistically significant survival benefit for treated patients. The second poster provided an overview of the planned Phase 3b trial design.

•	October 7, 2024: Participated in the 2024 Maxim Healthcare Virtual Summit to provide a corporate update on the Phase 3b NurOwn trial.

Exosome Technology

•	December 3, 2024: Received a Notice of Allowance from the U.S. Patent and Trademark Office for a new patent covering exosome platform technology, further strengthening BrainStorm's IP portfolio.

Corporate

•	March 31, 2025: The Company is announcing today that it has entered into a warrant inducement agreement pursuant to which it is expected to raise approximately $1.64 million, to close on or about April 1, 2025.

Financial Results for the Year Ended December 31, 2024

•	Cash, cash equivalents, and short-term bank deposits were approximately $0.4 million as of December 31, 2024, compared to $1.5 million as of December 31, 2023. Subsequent to year-end, on March 31, 2025, the Company entered into a warrant inducement agreement pursuant to which it is expected to raise approximately $1.64 million, to close on or about April 1, 2025, as described above.

•	Research and development expenditures, net, for the year ended December 31, 2024 were $4.7 million, compared to $10.7 million for the year ended December 31, 2023.

•	General and administrative expenses for the twelve months ended December 31, 2024, and 2023 were approximately $7.0 million and $10.7 million, respectively.

•	Net loss for the twelve months ended December 31, 2024, was approximately $11.6 million, as compared to a net loss of approximately $17.2 million for the twelve months ended December 31, 2023.

•	Net loss per share for the twelve months ended December 31, 2024, and 2023 was $2.31 and $6.00, respectively.

Conference Call and Webcast

Monday March 31, 2025, at 8:30 a.m. U.S. Eastern Time

Investor dial in:

U.S. dial in:	888-506-0062
International:	973-528-0011
Participant Access Code:	508970
Webcast URL:	https://www.webcaster4.com/Webcast/Page/2354/52238

Those that wish to listen to the replay of the conference call can do so by dialing the numbers below. The replay will be available until April 14, 2025.

Teleconference Replay Number:

Toll Free:	877-481-4010
International:	919-882-2331
Passcode:	52238

About NurOwn®

The NurOwn® technology platform (autologous MSC-NTF cells) represents a promising investigational therapeutic approach to targeting disease pathways important in neurodegenerative disorders. MSC-NTF cells are produced from autologous, bone marrow-derived mesenchymal stem cells (MSCs) that have been expanded and differentiated ex vivo. MSCs are converted into MSC-NTF cells by growing them under patented conditions that induce the cells to secrete high levels of neurotrophic factors (NTFs). Autologous MSC-NTF cells are designed to effectively deliver multiple NTFs and immunomodulatory cytokines directly to the site of damage to elicit a desired biological effect and ultimately slow or stabilize disease progression.

About Brainstorm Cell Therapeutics Inc.

Brainstorm Cell Therapeutics Inc. is a leading developer of innovative autologous adult stem cell therapeutics for debilitating neurodegenerative diseases. The Company holds the rights to clinical development and commercialization of the NurOwn® technology platform used to produce autologous MSC-NTF cells through an exclusive, worldwide licensing agreement. Autologous MSC-NTF cells have received Orphan Drug designation status from the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) for the treatment of amyotrophic lateral sclerosis (ALS). Brainstorm has completed a Phase 3 pivotal trial in ALS (NCT03280056); this trial investigated the safety and efficacy of repeat-administration of autologous MSC-NTF cells and was supported by a grant from the California Institute for Regenerative Medicine (CIRM CLIN2-0989). Brainstorm completed under an investigational new drug application a Phase 2 open-label multicenter trial (NCT03799718) of autologous MSC-NTF cells in progressive multiple sclerosis (MS) and was supported by a grant from the National MS Society (NMSS).

Notice Regarding Forward-Looking Statements

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties, including statements regarding meetings with the U.S. Food and Drug Administration (FDA), Special Protocol Assessment (SPA), ADCOM meeting related to NurOwn, the timing of a PDUFA action date for the BLA for NurOwn, the clinical development of NurOwn as a therapy for the treatment of ALS, the future availability of NurOwn to patients, and the future success of BrainStorm. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will" "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on BrainStorm's current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. These potential risks and uncertainties include, without limitation, management's ability to successfully achieve its goals, BrainStorm's ability to raise additional capital, BrainStorm's ability to continue as a going concern, prospects for future regulatory approval of NurOwn, whether BrainStorm's future interactions with the FDA will have productive outcomes, and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. These factors should be considered carefully, and readers should not place undue reliance on BrainStorm's forward-looking statements. The forward-looking statements contained in this press release are based on the beliefs, expectations, and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management's beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

CONTACTS

Michael Wood
Phone: +1 646-597-6983
mwood@lifesciadvisors.com

BRAINSTORM CELL THERAPEUTICS INC.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

(Except share data)

	December 31,
	2024	2023
	U.S. $ in thousands
ASSETS
Current Assets:
Cash and cash equivalents	$187	$1,300
Other accounts receivable	63	51
Prepaid expenses and other current assets	135	548
Total current assets	$385	$1,899

Long-Term Assets:
Prepaid expenses and other long-term assets	$22	$22
Restricted Cash	184	185
Operating lease right of use asset (Note 4)	807	1,416
Property and Equipment, Net (Note 5)	434	686
Total Long-Term Assets	$1,447	$2,309

Total assets	$1,832	$4,208

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payables	$6,080	$4,954
Accrued expenses	619	1,240
Related party (Note 11)	300	0
Operating lease liability (Note 4)	549	603
Employees related liability	1,430	1,003
Total current liabilities	$8,978	$7,800

Long-Term Liabilities:
Operating lease liability (Note 4)	171	672
Warrants liability (Note 7)	447	594
Total long-term liabilities	$618	$1,266

Total liabilities	$9,596	$9,066

Stockholders' Deficit:
Stock capital: (Note 8)	14	13
Common Stock of $0.00005 par value - Authorized: 250,000,000 shares at December 31, 2024 and 100,000,000 shares at December 31, 2023 respectively; Issued and outstanding: 6,141,762 and 4,032,614 shares at December 31, 2024 and December 31, 2023 respectively (*)
Additional paid-in-capital	218,974	210,258
Treasury stocks	(116)	(116)
Accumulated deficit	(226,636)	(215,013)
Total stockholders' deficit	$(7,764)	$(4,858)

Total liabilities and stockholders' deficit	$1,832	$4,208

The accompanying notes are an integral part of the consolidated financial statements.

BRAINSTORM CELL THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands

(Except share data)

	Year ended
	December 31,
	2024	2023
	U.S. $ in thousands
Operating expenses:
Research and development	$4,651		$10,746
General and administrative	7,042		10,693

Operating loss	(11,693)		(21,439)
Financial expense, net	77		447
Gain on change in fair value of Warrants liability (Note 7)	147		4,694

Net loss	$(11,623)		$(17,192)
Basic and diluted net loss per share	$(2.31)	$	(*) (6.00)
Weighted average number of shares outstanding used in computing basic and diluted net loss per share	5,021,798		(*) 2,871,729

The accompanying notes are an integral part of the consolidated financial statements.

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